Exhibit 10.7

ADAPTI, Inc.

August 14, 2025 (the “Effective Date”)

Marilu Brassington

2278 Monitor St.

Dallas, Texas 85004

Re:	EMPLOYMENT AGREEMENT

Dear Marilu:

On behalf of Adapti, Inc., a Nevada corporation (the “Company”), I am pleased to offer you the position of interim Chief Financial Officer of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.	Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Chief Accounting Officer and interim Chief Financial Officer. You will report to the Company’s Chief Executive Officer and / or Executive Chairman. You will be working virtually out of any place of your choosing. You will perform the duties and have the responsibilities set forth in Schedule A hereto and as otherwise may be assigned or delegated to you by the Chief Executive Officer, Executive Chairman or the Company’s Board of Directors (“Board”).

(b) Obligations to the Company. During your Employment, you shall devote whatever efforts and time is required to fulfill your duties to the Company. It is anticipated that such time requirements will generally not be full time but on occasion might require your full time and attention. During your Employment, without the prior written approval of the Company’s Chief Executive Officer or Executive Chairman, which approval shall not be unreasonably withheld, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You shall commence Employment under this Agreement as of August 14, 2025.

2.	Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $180,000. Such salary shall be payable (i) 50% in cash in accordance with the Company’s standard payroll procedures and (ii) 50% in restricted common stock of the Company (“Stock Compensation”). All Stock Compensation will be issued by the Company’s transfer agent as soon as reasonably practicable at the end of each monthly anniversary of the Effective Date (each date a “Stock Compensation Date”) and will be valued at the closing price of the Company’s common stock on such applicable Stock Compensation Date .. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.” The Board or any Compensation Committee of the Board shall review your Base Salary at least annually. Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Option Grant. On the Effective Date, the Company shall grant you a non-qualified option grant to purchase up to 120,000 shares of common stock of the Company (the “Option”), a copy of which is attached hereto as Exhibit A. The Option will have a term of ten (10) years, an exercise price of $3.08, will vest in four equal installments on a yearly basis beginning on the one (1) year anniversary of the Effective Date, and will otherwise be in the form of option agreement approved by the Board.

(c) Discretionary Bonus. The Board has the right to award You a discretionary bonus at any time that they see fit.

3. Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to accrue up to 15 days of paid vacation / paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. It is anticipated that the Company will not be offering any health insurance coverage to its employees unless required to do so by law.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

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5.	Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Upon the termination of your Employment for any reason, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination, including any accrued but unused paid time off pursuant to Section 3.

6.	Reserved.

7. Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when your Employment terminated for any reason, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates.

8.	Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the counsel of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

9.	Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

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(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(c) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(e) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(f) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Nevada without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before August 14, 2025 Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”).

Very truly yours,

ADAPTI, Inc

By:
(Signature)

Name:	Jeff Campbell

Title:	Executive Chairman

ACCEPTED AND AGREED:

MARILU BRASSINGTON

 ______________________________________

(Signature)

______________________________________

Date

Anticipated Start Date: August 14, 2025______________

Schedule A: Duties and Responsibilities

Exhibit B: Form of Option Agreement

Exhibit C: Confidential Information and Invention Assignment Agreement

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SCHEDULE A

DUTIES AND RESPONSIBILITIES

EXHIBIT A

FORM OF OPTION AGREEMENT

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT